UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2013

BANKRATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35206	65-0423422
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11760 U.S. Highway One, Suite 200

North Palm Beach, Florida 33408

(Address of principal executive offices)

(561) 630-2400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2013, Bankrate, Inc. (the “Company”) announced that Kenneth S. Esterow was appointed as Senior Vice President, Chief Operating Officer of the Company.

Mr. Esterow, 49, has served as a consultant from 2011 to 2013. Mr. Esterow served in a variety of roles at Travelport Limited and Cendant Corporation from 1995 to 2011. From January 2007 to May 2011, Mr. Esterow was President and Chief Executive Officer of Travelport Limited’s Gullivers Travel Associates business. Prior to that, he was President and Chief Executive Officer for Travelport’s B2B Americas from August 2006 to December 2006 and was President and Chief Executive Officer B2B Americas for Cendant’s Travel Distribution Services Division from June 2005 to August 2006. From May 2003 to June 2005, Mr. Esterow was Executive Vice President, Global Supplier Services, for Cendant’s Travel Distribution Services Division. From September 2001 to April 2003, Mr. Esterow was Senior Vice President and Chief Development Officer for Cendant’s Travel Distribution Services Division. Prior to 2001, Mr. Esterow served as Senior Vice President, Corporate Strategic Development of Cendant, as well as Senior Vice President and General Manager of AutoVantage.com, TravelorsAdvantage.com, and PrivacyGuard.com. Prior to joining Cendant Corporation in 1995, Mr. Esterow was a management consultant at Deloitte & Touche LLP. Mr. Esterow is a member of the board of directors of Orbitz Worldwide, Inc. Mr. Esterow was an executive committee member of the US Travel Association Board of Directors from 2009 to 2011.

Employment Agreement with Kenneth S. Esterow

On September 3, 2013, the Company entered into an employment agreement with Mr. Esterow (the “Employment Agreement”) that provides for his employment as the Company’s Senior Vice President, Chief Operating Officer, effective as of September 9, 2013 (the “Effective Date”).

Under the Employment Agreement, Mr. Esterow will receive an annual base salary of $450,000 and will be eligible for an annual target bonus in accordance with the Company’s management incentive program of $250,000. In connection with his appointment, Mr. Esterow will receive a one-time equity grant under the Company’s 2011 Equity Compensation Plan (the “Plan”) of 125,000 shares of Restricted Stock (as defined in the Plan) (the “Restricted Shares”) and a stock option to purchase 250,000 shares of Company common stock (the “Stock Option”). The Restricted Shares and the Stock Option will vest over four years, with one-quarter of the Restricted Shares and one-quarter of the Stock Option vesting on the first anniversary of the Effective Date and the remaining portions of the awards vesting in 36 equal monthly installments following the first anniversary of the Effective Date. Mr. Esterow is eligible to participate in annual grants pursuant to the Company’s stock incentive programs applicable to, and is entitled to participate in the Company’s benefit plans in effect for, executive officers of the Company.

Upon a termination of Mr. Esterow’s employment by the Company without Cause or by Mr. Esterow for Good Reason (each as defined in the Employment Agreement), (i) any unvested portion of the Restricted Shares and Stock Option shall immediately vest and (ii) subject to the execution and nonrevocation of a separation agreement, Mr. Esterow will receive a separation payment in the amount of one year’s base salary at the then current rate payable in three installments (the “Separation Payment”). In the case of a termination of Mr. Esterow’s employment by the Company without Cause or by Mr. Esterow for Good Reason in the one-year period following a Covered Transaction (as defined in the Plan), the Separation Payment will be equal to eighteen months base salary at the then current rate payable in three installments.

The Employment Agreement contains restrictive covenants related to non-disparagement, non-competition and non-solicitation. The non-competition and non-solicitation obligations apply for one year following Ms. Esterow’s termination of employment.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the terms of the Employment Agreement, a copy of which is filed as Exhibit 10.33 hereto, and is incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

10.33	Executive Agreement by and between Kenneth S. Esterow and Bankrate, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2013	BANKRATE, INC.

	By:	/s/ James R. Gilmartin
James R. Gilmartin VP, General Counsel